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                             [Letterhead Addresses]

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                                     DITECH

January 31, 2000

Ian Wright

Subject: Employment Offer

Dear Ian

I am pleased to offer you employment as Senior Vice President - Development Engineering. reporting directly to me. This after is contingent upon the approval of Ditech's Board of Directors or Compensation Committee.

Your compensation package consists of the following:

-    Annual Base salary of $180,000.

- Management By Objectives Bonus of $60,000. This is guaranteed for the first year of employment, (total annual compensation is $240,000, with the bonus to be pro-rata over the year and paid on the fiscal quarters).

- Subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be granted stock options to purchase 350,000 (post-split) shares of the Company's Common Steel The exercise price per share will be equal to the fair market value per share on the date the option is granted The option will be subject to the terms and conditions applicable to options granted under the defined Plan, as described in that Plan and the applicable stock option agreement. The option will be immediately exercisable and are Non-qualified options. The purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares. On 300,000 shares, you will vest in 25% of the option shares after 12 months of continuous service and the balance will vest in monthly installments over the next 36 months. On the remaining 50,000 share you will vest 100% in 6 years with an acceleration clause on Ditech achieving $50M in revenues from optical products on a trailing four quarter basis.

- If the company terminates your employment for any reason other than cause during your first year of service, then the Company will continue to pay your base salary until the anniversary of your first day of employment or six months whichever is greater The same period will be credited as continuous service for purposes of the stock options described above with a maximum one year of vesting from date of hire. However, this paragraph will not apply unless you (a) have executed a general release (in a form prescribed by the Company) of all known and unknown claims that yon may then have against the Company or persons affiliated with the Company and
     (b) have agreed not to prosecute any legal action for other proceedings based on those claims. This paragraph is subject to Board approval.

- Subject to approval of the Company's Board of Directors or its Compensation Committee, if the Company is acquired within your first 24 months of your employment and you are relieved of your position or a comparable one in the Acquiring company within the 24 month period (from commencement of employment at Ditech), you will leave with no less than 24 months of vesting in your original option grant noted above.

Executive compensation is reviewed at the beginning of our fiscal year on May
1st.


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Your benefit package with Ditech Communications Corporation will include Health insurance coverage (with partial premium due if for family coverage) beginning the first of the month after date of employment, Life and Long Term Disability insurance with option for additional coverage, Flexible Spending Program participation, Employee Stock Purchase Program (ESPP) and 401(k) participation. Eligibility for 401(k) and ESPP participation is effective after 90 days of employment

Your employment with Ditech Communications Corporation is at-will. You will be asked to sign the statement of your acceptance and a confidentiality agreement when you report to work.

I look forward to working with you and having you as a part of our valuable and dynamic team! Please indicate your acceptance by signing and returning this letter by February 2, 2000. You may fax your acceptance to (650) 564--9593. We anticipate your start to be on March 1, 2000.

Sincerely,                        Accepted by:

 /s/Timothy K. Montgomery         /s/Ian Wright              2/2/00
-------------------------------   ------------------------   ---------
Timothy K. Montgomery             Ian Wright                 Date
President and CEO